EXHIBIT 10.01

EL PASO ELECTRIC COMPANY
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT
(FOR EMPLOYEES; HARD COPY ACCEPTANCE)

El Paso Electric Company, a Texas corporation (the "Company"), has granted to the Participant, under the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”), a restricted stock award (the "Award") of a number of Shares, upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award; Vest Date; Acceptance of Award Agreement.

(a)    This Award covers 27,624 Shares granted to Mary E. Kipp (the “Participant”) as of July 31, 2019 (the “Award Date”). Subject to the Participant’s compliance with the terms and conditions of that certain Separation Agreement between the Company and the Participant, dated as of July 1, 2019, the Shares will vest immediately prior to the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among Sun Jupiter Holdings LLC (“Jupiter”), the Company and Sun Merger Sub Inc., a wholly-owned subsidiary of Jupiter, entered into on June 1, 2019 (as it may be amended from time to time, the “Merger Agreement”). The date on which this vesting occurs is the Vest Date. In the event the Merger Agreement is terminated without the closing of the Merger, the Restricted Stock Award will be forfeited, and there will be no Vest Date.

(b)    The Award shall be null and void unless the Participant shall accept this Award Agreement by executing it in the space provided below and returning it to the Company. As soon as practicable after the Participant has executed this Award Agreement, shares will be allocated to the Participant's account in book‑entry form in a manner that effectively prevents transfers during the Restriction Period (as defined below).

2. Rights as a Shareholder. The Participant shall have the right to vote the Shares subject to the Award and to receive dividends and other distributions thereon; provided, however, that a dividend or other distribution with respect to Shares (including, without limitation, a stock dividend or stock split), other than a regular cash dividend, shall be subject to the same restrictions as the Shares with respect to which such dividend or other distribution was made.

3. Removal of Restrictions. At the termination of the Restriction Period, the Company shall cause any restriction of transfer to be removed from the Participant’s account in book‑entry form with respect to the Shares for which restrictions have lapsed pursuant to Section 4 hereof and subject to Section 5.2.

4. “Restriction Period” and Vesting. The restrictions on the applicable portion of the Award shall lapse on the “Vest Date” specified in Section 1, and the period between the Award Date and the Vest Date is referred to as the “Restriction Period.”

5.    Additional Terms and Conditions of Award.

5.1. Non-transferability of Award. During the Restriction Period, the Shares subject to the Award as to which restrictions remain in effect may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such shares, the Award shall immediately become null and void.

5.2.    Withholding Taxes. Unless the Participant makes arrangements satisfactory to the Company to pay to the Company the required statutory tax under all applicable federal, state, local or other laws or regulations (the "Required Tax Payments") in cash, the Participant acknowledges that the Company will withhold applicable taxes at the minimum statutory rate from the Shares and dividends otherwise to be delivered to the Participant pursuant to the Award by withholding a number of whole Shares having a Fair Market Value (or in the case of dividends, cash), determined as of the date the withholding obligation arises, equal to the Required Tax Payments (with any fractional Share rounded up to the nearest whole Share). No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full. To the extent allowed under the Plan and with the consent of the Committee, the Participant may elect to have the Company withhold from Shares or dividends otherwise to be delivered to the Participant pursuant to the Award a number of whole Shares having a Fair Market Value (or in the case of dividends, cash) equal to the product of up to the maximum statutory marginal rate that could be applicable to the Participant and the Fair Market Value of the Shares or cash otherwise to be delivered to the Participant, as applicable.

5.3. Award Agreement Subject to the Plan. This Award Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby acknowledges receipt of a copy of the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

5.4 Severability. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
5.5 Compliance with Recoupment Policy. Any amounts payable, paid, or distributed under this Award Agreement are subject to the recoupment policy of the Company as in effect from time to time.

6.    Miscellaneous Provisions.

6.1. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.

6.2. Notices. All notices, requests or other communications provided for in this Award Agreement shall be made, if to the Company, to El Paso Electric Company, Stanton Tower, 100 N. Stanton, El Paso, Texas 79901, Attention: Corporate Secretary, and if to the Participant, to Participant’s Name at the last address provided to the Company. All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.3. Counterparts. This Award Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument together, shall constitute one and the same instrument.

EL PASO ELECTRIC COMPANY

By:	/s/ Charles A. Yamarone
Name:	CHARLES A. YAMARONE
Title:	CHAIRMAN OF THE BOARD

Accepted this 26th day of July, 2019.

/s/ Mary E. Kipp
MARY E. KIPP

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